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Exhibit 23.15

Consent of Independent Auditor

The Board of Directors:

We consent to the inclusion of our report dated March 9, 2007 with respect to the financial statements of Animal Internal Medicine as of and for the years ended December 31, 2006, 2005 and 2004 in the S-4 filing of Echo Healthcare Acquisition Corp. dated September 13, 2007.

This consent should not be regarded as updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

/s/ ECKHOFF ACCOUNTANCY CORPORATION
ECKHOFF ACCOUNTANCY CORPORATION

San Rafael, California
September 13, 2007